Exhibit 10.8

NORTHERN TRUST CORPORATION

TERMS AND CONDITIONS
RELATING TO THE LONG TERM CASH INCENTIVE AWARD
GRANTED PURSUANT TO THE 2017 LONG TERM CASH INCENTIVE PLAN

1.    Grant of Cash Award. The long-term cash incentive award granted to you pursuant to your Award Notice is subject to these Terms and Conditions Relating to the Cash Award Granted Pursuant to the 2017 Long Term Cash Incentive Plan (the “Terms and Conditions”), the Cash Award Notice (the “Award Notice”) and all of the terms and conditions of the Northern Trust Corporation 2017 Long Term Cash Incentive Plan (the “Plan”), which is incorporated herein by reference. In the case of a conflict between these Terms and Conditions, the Award Notice and the terms of the Plan, the provisions of the Plan will govern. Capitalized terms used but not defined herein have the meaning provided therefor in the Plan.

2.    Vesting and Settlement; Cash Award. Your right to receive the long-term cash incentive award shall be only as follows:

(a) Cash Award. The Corporation shall maintain a long-term cash incentive account on its books in your name which shall reflect the cash amount set forth in your Award Notice plus any interest accrued on such amount from the date of grant through the Vesting Date at a per-annum rate equal to the mid-term applicable federal rate for the month of February 20[_], compounded annually (the "Cash Award").

(b) Normal Vesting. If you continue to be an Employee, you will receive the Cash Award as soon as administratively practicable following each Vesting Date pursuant to the following vesting schedule (unless otherwise specified in Exhibit I):

Vesting Date	Percentage of Cash Award Vesting
First Anniversary of Grant Date	0%
Second Anniversary of Grant Date	0%
Third Anniversary of Grant Date	50%
Fourth Anniversary of Grant Date	50%

(c)    Cause. Notwithstanding anything to the contrary contained in these Terms and Conditions, if your Employer terminates your employment for Cause, your Cash Award, whether vested but unsettled or unvested, immediately shall terminate and be forfeited.

(d)    Death, Disability, Severance-Eligible Termination, Redundancy. If you cease to be an Employee by reason of Disability, death, or you qualify for Severance-Eligible Termination, or you cease to be an Employee under circumstances where your position is made redundant by your Employer (if you are employed outside of the United States) prior to the date that your Cash Award becomes fully vested, you or your estate will become fully vested in your Cash Award, and you, your legal representative or your estate will receive the Cash Award as soon as administratively practicable following your termination event. Notwithstanding the foregoing, if your termination by reason of Disability or your Severance-Eligible Termination or your termination by reason of redundancy (if you are employed outside of the United States) would otherwise qualify as a Retirement, your Cash Award shall be treated in accordance with Section 2(e) rather than the provisions provided hereunder.

(e)    Retirement. If you cease to be an Employee by reason of Retirement prior to the date that your Cash Award becomes fully vested, you will continue to vest in the unvested portion of the Cash Award pursuant to Section 2(b) above, and once vested, you will receive the portion of the Cash Award that becomes vested hereunder as soon as administratively practicable following the originally contemplated Vesting Date(s) as reflected in Section 2(b) above. However, if you cease to be Retired from the Industry (as determined by the Committee in its sole discretion), the Cash Award (whether vested but unsettled or unvested) immediately shall terminate and be forfeited.

(f)    Other Termination Events. If you cease to be an Employee prior to the date that your Cash Award becomes fully vested for any reason other than those provided above, you shall cease vesting in your Cash Award effective as of your Termination Date and any unvested portion of the Cash Award immediately shall terminate and be forfeited.

(g)    Form of Settlement. Except as may be otherwise determined by the Corporation, your Employer will settle your Cash Award in local currency through your local payroll.

3.    Treatment Upon Change in Control.

(a)     General. Except as may be otherwise provided in an agreement executed by the Corporation and, where applicable, approved by the Corporation’s shareholders addressing a Change in Control, your Cash Award shall be treated in accordance with the following provisions in the event of a Change in Control.
(b)    Conversion of Cash Award by Acquirer. In the event of a Change in Control, the Cash Award, whether vested but unsettled or unvested (the “Northern Trust Cash Award”) shall be converted into a cash award of the acquirer (the “Acquirer Cash Award”) where (i) the value of the Acquirer Cash Award shall be the same as the value of the Northern Trust Cash Award as of the date of the Change in Control, (ii) the terms and conditions of the Acquirer Cash Award shall be the same in all material respects as the terms and conditions of the Northern Trust Cash Award, and (iii) upon a Qualifying Termination, the Acquirer Cash Award shall become fully vested and the acquirer shall make a payment to you of the Cash Award as soon as administratively practicable following such Qualifying Termination. For purposes of the foregoing and to the extent possible, the conversion of Northern Trust Cash Award into Acquirer Cash Award shall be effectuated in accordance with the applicable provisions of the Code (and the related Treasury Regulations) and the applicable provisions of the laws of your country of residence and/or employment such that the conversion is tax neutral and itself does not trigger a taxable event to you, the Corporation, your Employer or the acquirer.
(c)    Immediate Vesting and Payment. In the event of a Change in Control where the acquirer does not convert the Northern Trust Cash Award into the Acquirer Cash Award, the Corporation shall fully vest the Northern Trust Cash Award immediately prior to the Change in Control, and make a payment to you of the Cash Award as soon as administratively practicable following the Change in Control in such manner and in accordance with such procedures as the Committee may determine in its sole discretion.
4.    Legal and Tax Compliance; Cooperation. If you are resident or employed outside of the United States, you agree, as a condition of the grant of the Cash Award, to repatriate all payments of cash acquired under the Plan if required by and in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Corporation and its Subsidiaries, as may be required to allow the Corporation and its Subsidiaries to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

5.    Age Discrimination Rules. If you are resident and/or employed in a country that is a member of the European Union, the grant of the Cash Award and these Terms and Conditions are intended to comply with the Age Discrimination Rules. To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Terms and Conditions are invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Corporation, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

6.    Withholding of Tax-Related Items. Regardless of any action the Corporation and/or your Employer take with respect to any or all Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Corporation and your Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Cash Award, including the grant of the Cash Award, the vesting of the Cash Award, the subsequent payment of the Cash Award made pursuant to the Cash Award and (ii) do not commit to structure the terms of the grant or any aspect of the Cash Award to reduce or eliminate your liability for Tax-Related Items.

Prior to the payment of the Cash Award upon the vesting of your Cash Award, if your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Corporation shall withhold from the payment of cash, a sufficient amount to pay the Tax-Related Items required to be withheld with respect to the Cash Award. The amount withheld will be used to settle the obligation to withhold the Tax-Related Items. Your employer may also withhold the Tax-Related Items required to be withheld with respect to your Cash Award in cash from your regular salary and/or wages or any other amounts payable to you. In the event the withholding requirements are not satisfied, no payment of cash will be made to you (or your estate) upon vesting of the Cash Award unless and until satisfactory arrangements (as determined by the Corporation) have been made by you with respect to the payment of any Tax-Related Items that the Corporation or your Employer determines, in its sole discretion, must be withheld or collected with respect to the Cash Award.

By accepting the Cash Award, you expressly consent to the foregoing method of withholding as provided for hereunder. All other Tax-Related Items related to the Cash Award thereof are your sole responsibility.

7.    Code Section 409A.

(a)    The Cash Award is intended to comply with or be exempt from the requirements of Code Section 409A. The Plan and these Terms and Conditions shall be administered and interpreted in a manner consistent with this intent. If the Corporation determines that these Terms and Conditions are subject to Code Section 409A and they do not comply with or are inconsistent with the applicable requirements, the Corporation may, in its sole discretion, and without your consent, amend these Terms and Conditions to cause them to comply with Code Section 409A or be exempt from Code Section 409A.

(b)    Notwithstanding any provision of these Terms and Conditions to the contrary, in the event that any settlement or payment of the Cash Award occurs as a result of your termination of employment and the Corporation determines that you are a “specified employee” (within the meaning of Code Section 409A) subject to Code Section 409A at the time of your termination of employment, and provided further that such payment or settlement does not otherwise qualify for an applicable exemption from Code Section 409A, then no such settlement or payment shall be paid to you until the date that is the earlier to occur of: (i) your death, or (ii) six (6) months and one (1) day following your termination of employment. If the Cash Award does not otherwise qualify for an applicable exemption from Code Section 409A, the terms “Retirement,” “terminate,” “termination,” “termination of employment,” and variations thereof as used in these Terms and Conditions are intended to mean a “separation from service” as such term is defined under Code Section 409A.

(c)    Although these Terms and Conditions and the payments provided hereunder are intended to be exempt from or to otherwise comply with the requirements of Code Section 409A, the Corporation does not represent or warrant that these Terms and Conditions or the payments provided hereunder will comply with Code Section 409A or any other provisions of federal, state, local, or non-U.S. law. Neither the Corporation, its Subsidiaries, your Employer or their respective directors, officers, employees or advisers shall be liable to you (or any other individual claiming a benefit through you) for any tax, interest, or penalties you may owe as a result of compensation paid under these Terms and Conditions, and the Corporation, its Subsidiaries and your Employer shall have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Code Section 409A.

8.    Recoupment Policy. In addition to these Terms and Conditions, your Cash Award and any payment of the Cash Award made to you pursuant to the Cash Award shall be subject to the provisions of the Northern Trust Corporation Policy on Recoupment, as may be subsequently amended from time to time (the “Policy”).

9.    Nontransferability. The Cash Award shall be transferable only by will or the laws of descent and distribution. If you purport to make any transfer of the Cash Award, except as aforesaid, the Cash Award and all rights thereunder shall terminate immediately.

10.    No Right of Continued Employment. The grant of the Cash Award shall not confer upon you any right to continue in the employ of your Employer nor limit in any way the right of your Employer to terminate your employment at any time.

11.     Discretionary Nature; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Corporation, in its sole discretion, at any time. The grant of the Cash Award under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of the Cash Award or any other award under the Plan or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the form and timing of any grant and the vesting provisions. Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your employment with your Employer.

12.    Extraordinary Benefit. Your participation in the Plan is voluntary. The value of the Cash Award and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of your employment (and your employment contract, if any). Any grant under the Plan, including the grant of the Cash Award, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

13.    Heirs. These Terms and Conditions shall bind and inure to the benefit of the Corporation, its successors and assigns, and you and your estate in the event of your death.

14.    Personal Data. The Corporation and your Employer hereby notify you of the following in relation to your personal data and the collection, processing and transfer of such data in relation to the grant of the Cash Award and your participation in the Plan pursuant to applicable personal data protection laws. The collection, processing and transfer of your personal data is necessary for the Corporation’s administration of the Plan and your participation in the Plan, and your denial and/or objection to the collection, processing and transfer of personal data may affect your ability to participate in the Plan. As such, you voluntarily acknowledge, consent and agree (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Corporation and your Employer hold certain personal information about you, including (but not limited to) your name, home address, email address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, directorships held in the Corporation, details of the Cash Award or any other entitlement to a cash payment, canceled, vested, unvested or outstanding in your favor for the purpose of managing and administering the Plan (the “Data”). The Data may be provided by you or collected, where lawful, from third parties, and the Corporation and your Employer will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such information is unnecessary for the processing purposes sought. The Data will be accessible within the Corporation’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for your participation in the Plan.

    The Corporation and your Employer will transfer the Data as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Corporation and your Employer may each further transfer the Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. You hereby authorize (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan to a broker or other third party with whom you may elect to deposit the cash payment made pursuant to the Cash Award under the Plan.

    You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data and (d) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan. You may seek to exercise these rights by contacting your local HR manager.

15.    Governing Law. All questions concerning the construction, validity and interpretation of the Cash Award and the Plan shall be governed and construed according to the laws of the state of Delaware, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the Cash Award or the Plan shall be brought only in the state or federal courts of the state of Delaware.

16.    Electronic Delivery. The Corporation may, in its sole discretion, decide to deliver any documents related to the Cash Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.

17.    Severability. The invalidity or unenforceability of any provision of the Plan or these Terms and Conditions shall not affect the validity or enforceability of any other provision of the Plan or these Terms and Conditions.

18.    English Language. If you are resident outside of the United States, you acknowledge and agree that it is your express intent that these Terms and Conditions, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Cash Award be drawn up in English. If you have received these Terms and Conditions, the Plan or any other documents related to the Cash Award translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.

19.    Addendum. Notwithstanding any provisions of these Terms and Conditions to the contrary, the Cash Award shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) set forth in an addendum to these Terms and Conditions (an “Addendum”). Further, if you transfer your residence and/or employment to another country reflected in an Addendum to these Terms and Conditions at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Corporation determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Cash Award and the Plan (or the Corporation may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, any applicable Addendum shall constitute part of these Terms and Conditions.

20.     Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages in consequence of the termination of your employment with the Corporation and your Employer for any reason whatsoever and whether or not in breach of contract, insofar as any purported claim to such entitlement arises or may arise from your ceasing to have rights under or to be entitled to vest in the Cash Award as a result of such termination of employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Cash Award. Upon the grant of the Cash Award, you shall be deemed irrevocably to have waived any such entitlement.
21.     Additional Requirements. The Corporation reserves the right to impose other requirements on the Cash Award, any cash payment made pursuant to the Cash Award and your participation in the Plan to the extent the Corporation determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Cash Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
22.     Definitions. For purposes of these Terms and Conditions:

(a)“Age Discrimination Rules” means the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law.
(b)“Cause” means (i) a material breach or your willful and substantial non-performance of your assigned duties and responsibilities (other than as a result of incapacity due to physical or mental illness), (ii) a conviction of or no contest plea with respect to bribery, extortion, embezzlement, fraud, grand larceny, or any felony or similar conviction under local law involving abuse or misuse of your position to seek or obtain an illegal or personal gain at the expense of the Corporation, your Employer or any Subsidiary, or similar crimes, or conspiracy to commit any such crimes or attempt to commit any such crimes, (iii) your violation of any policy of the Corporation, your Employer or any of its Subsidiaries to which you may be subject or your willful engagement in any misconduct in the performance of your duties that materially injures the Corporation, your Employer or any of its Subsidiaries, (iv) your performance of any act which, if known to the customers, clients, stockholders or regulators of the Corporation, your Employer or any of its Subsidiaries, would materially and adversely impact the business of the Corporation, your Employer or any of its Subsidiaries, or (v) any act or omission by you that causes a regulatory body with jurisdiction over the Corporation, your Employer or any of its Subsidiaries, to demand, request, or recommend that you be suspended or removed from any position in which you serve with the Corporation, your Employer or any of its Subsidiaries.
(c)“Continuous Years of Service” means the period of your continuous and uninterrupted employment with your Employer commencing on your most recent hire date with your Employer through your Termination Date. For the sake of clarity, if your employment with the Corporation or a Subsidiary terminated and you have been rehired by your Employer, your Continuous Years of Service shall not be determined by aggregating your periods of employment with the Corporation or a Subsidiary.
(d)“Disability” means (i) if you are covered under the Northern Trust Corporation Managed Disability Program, a covered disability that continues for a period of at least six (6) months, or (ii) if you are not covered under the Northern Trust Corporation Managed Disability Program, a disability as determined by the Committee in its sole discretion.
(e) “Employer” means the Corporation or any Subsidiary that employs you on the applicable date.
(f)“Grant Date” means the date of grant reflected in your Award Notice.
(g)“Qualifying Termination” means a termination of employment with the Corporation, its Subsidiaries and its successors after the date of the Change in Control and, at any time before the second anniversary of such Change in Control, that is either involuntary on your part and does not otherwise qualify as a Retirement, result from your death or Disability and is not for “Cause”.
(h)“Retired from the Industry” means a termination of employment under circumstances that constitute Retirement, and you (i) do not thereafter perform services as an employee, officer, director or consultant for, or in any other capacity assist, any entity (other than the Corporation or a Subsidiary), whether existing or in formation, that provides or plans to provide services the same as, substantially similar to, or in direct or indirect competition with those offered by the Corporation or any Subsidiary and which you rendered on behalf of the Corporation or any Subsidiary during your tenure of employment, including but not limited to, those relating to trust, investment management, financial and family business consulting, guardianship and estate administration, brokerage services, private and commercial banking, asset management, custody, fund administration, investment operations outsourcing, investment risk and analytical services, employee benefit services, securities lending, foreign exchange, treasury and cash management, and transition management services, and (ii) certify to the Corporation, at such times and in such manner as the Committee may require, that since your Retirement, you have not performed any such services. The foregoing notwithstanding, service as a director of an entity described above which has been approved in writing by the Committee prior to the commencement of such service shall not, in and of itself, constitute the cessation of being Retired from the Industry.
(i)“Retirement” means a termination of employment without Cause occurring on or after the date (i) you have attained age 55, and (ii) the sum of your age (in whole years, rounded down to the nearest year) and Continuous Years of Service (in whole years, rounded down to the nearest year) equals or exceeds 65. For purposes of these Terms and Conditions, any Retirement shall become effective on the first day of the month following the month in which you satisfy the provisions hereunder.
(j)“Severance-Eligible Termination” means (i) if you are covered under the Northern Trust Corporation Severance Plan, a covered termination where you have executed on or prior to your Termination Date, an effective settlement agreement, waiver and release, or (ii) if you are not covered under the Northern Trust Corporation Severance Plan, a covered termination pursuant to a redundancy/termination indemnity program established or otherwise contributed to by your Employer where you have executed on or prior to your Termination Date, but in effect as of your Termination Date, a settlement agreement and release.
(k)“Tax-Related Items” means any income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding amounts.
(l)“Termination Date” means (i) if you are a resident of or employed in the United States, the effective date of termination of your employment with your Employer, or (ii) if you are resident or employed outside of the United States, the earliest of (a) the date on which notice of termination is provided to you, (b) the last day of your active service with your Employer or (c) the last day on which you are an Employee of your Employer, as determined in each case without including any required advance notice period and irrespective of the status of the termination under local labor or employment laws.
(m)“Vesting Date” means each date on which you acquire a non-forfeitable right in a portion of the Cash Award as reflected in Section 2(b).
23.    Acceptance. By accepting the grant of the Cash Award, you affirmatively and expressly acknowledge that you have read these Terms and Conditions, the Award Notice, the

Addendum to these Terms and Conditions (as applicable) and the Plan, and specifically accept and agree to the provisions therein.

* * * * *

Exhibit I

Alternative Vesting Schedule

Vesting Date	Percentage of Cash Award Vesting